                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ /  Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                  Biogen, Inc.
                (Name of Registrant as Specified In Its Charter)
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: $125

    2) Form, Schedule or Registration Statement No.: PRE 14A

    3) Filing Party: BIOGEN

    4) Date Filed: April 4, 1996

- --------------------------------------------------------------------------------

[LOGO]

Notice of 1996 Annual Meeting
and Proxy Statement

[ARTWORK]

- --------------------------------------------------------------------------------

[LOGO]

                                                                  April 12, 1996

Dear Stockholder:

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Biogen, Inc. to be held at 10:00 a.m. on Friday, May 31, 1996 at the Company's offices located at 12 Cambridge Center, Cambridge, Massachusetts.


     At the Annual Meeting, three persons will be elected to the Board of Directors. The Board of Directors recommends the re-election of the nominees named in the Proxy Statement. In addition, the Company will ask the stockholders to ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1996, and to approve an amendment to the Company's Articles of Organization to increase the authorized shares of Common Stock.


     Whether you plan to attend the Annual Meeting or not, it is important that you promptly fill out, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                            Sincerely,

                                            /s/ James L. Vincent

                                            James L. Vincent
                                            Chairman and Chief Executive Officer

     YOUR VOTE IS IMPORTANT. PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

                                  BIOGEN, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 1996

TO THE STOCKHOLDERS OF BIOGEN, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Biogen, Inc., a Massachusetts corporation, will be held at 10:00 a.m. on Friday, May 31, 1996, at Biogen's offices located at 12 Cambridge Center, Cambridge, Massachusetts 02142, for the following purposes:

          1. To elect three members to the Board of Directors to serve for a three-year term ending at the Annual Meeting of Stockholders in 1999 and until their successors are duly elected and qualified or their earlier resignation or removal.

          2. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1996.

          3. To approve an amendment to the Company's Articles of Organization to increase the number of authorized shares of Common Stock from 55,000,000 shares to 110,000,000 shares.

          4. To transact such other business as may be properly brought before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 8, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

     All stockholders are cordially invited to attend the Meeting. However, to ensure your representation you are requested to complete, sign, date and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy card. A return self-addressed envelope is enclosed for your convenience.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            [LOGO]

                                            JAMES L. VINCENT
                                            Chairman of the Board

Cambridge, Massachusetts
April 12, 1996

                                  BIOGEN, INC.
                              14 CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 679-2000

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 1996


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Biogen, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") which will be held at the Company's offices at 12 Cambridge Center, Cambridge, Massachusetts on Friday, May 31, 1996 at 10:00 a.m., for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. Shares represented by valid proxies, received in time for the Meeting and not revoked prior to the Meeting, will be voted at the Meeting. A stockholder may revoke a proxy before the proxy is voted by delivering to the Secretary of the Company a signed statement of revocation or a duly executed proxy bearing a later date. Any stockholder at the Meeting who has executed a proxy but is present may vote in person by revoking the proxy. This Proxy Statement and the accompanying proxy are being mailed on or about April 22, 1996 to all stockholders entitled to notice of and to vote at the Meeting.



     The close of business on April 8, 1996 is the record date for determining the stockholders entitled to notice of and to vote at the Meeting. On that date, the Company had 35,676,575 shares of Common Stock outstanding and entitled to vote.


                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of nine members divided into three equal classes serving staggered three-year terms. The term of one class of Directors expires at the Meeting. Three Directors are to be elected to the class whose term expires at the Meeting, to hold office until the Annual Meeting of Stockholders in 1999 and until their successors are duly elected and qualified.

VOTE

     A plurality of the votes cast at the Meeting is required to elect a Director. If any nominee is unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend. THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF MESSRS. MORLEY AND TOBIN AND DR. SHARP AS DIRECTORS.

INFORMATION ABOUT THE DIRECTORS
[PHOTO]
Alexander G. Bearn, M.D.
(age 73) Director since 1991; Member of the class of Directors with term ending in 1997; Visiting Physician, Adjunct Professor at the Rockefeller University in New York since 1966 and Trustee of the Rockefeller University since 1970; Trustee of Howard Hughes Medical Institute since 1987; from 1979 to 1988 Senior Vice President for Medical and Scientific Affairs of the International Division of Merck & Co.; Director of Vasomedical, Inc.; member of the Scientific Board of the Company and nominated as a Director pursuant to designation by the Scientific Board.

                       Director since 1990; Member of the class of Directors with term ending in 1998; President, Chief Operating
[PHOTO] Officer and Director, Allied-Signal, Inc. from 1988 to 1993; from 1983 to 1988, Executive Vice President and President, Engineered Materials Sector, Allied-Signal, Inc.
Alan Belzer
(age 63)

                       Director since 1986; Member of class of Directors with term ending in 1997; Managing Director, The Henley Group,
[PHOTO] Inc. from 1986 to 1990; from 1983 to 1985, Executive Vice President, Finance and Planning, Allied Corporation (now Allied-Signal, Inc.)
Harold W. Buirkle
(age 75)
                       Director since 1987; Vice President, Schiller International University, Heidelberg, Germany since 1983;
[PHOTO] Director of Artal, S.A., Luxembourg; Director of Lorraine Investments Luxembourg S.A.; Co-Managing Director, R&R Inventions Ltd., Birmingham, U.K; Advisory Director of Bank of America, Illinois.

Roger H. Morley
(age 64)
NOMINEE FOR RE-ELECTION


                       Director since 1980; Member of the class of Directors with term ending in 1998; Biogen Professor of Molecular
[PHOTO]                Biology, University of Edinburgh, Scotland since 1984;
                       during 1985 and 1986, Interim Research Director of Biogen S.A; Fellow of the Royal Society; Vice Chairman of the Scientific Board of the Company and nominated as a Director pursuant to designation by the Scientific Board.

Sir Kenneth Murray, Ph.D.
(age 65)

                       Director since 1982; Salvador E. Luria Professor and Head of the Department of Biology, Center for Cancer Research, Massachusetts Institute of Technology since 1991;
[PHOTO] Director of the Center for Cancer Research at MIT from 1985 to 1991; Chairman of the Scientific Board of the Company and nominated as a Director pursuant to designation by the Scientific Board; Nobel Laureate.
Phillip A. Sharp, Ph.D.
(age 51)
NOMINEE FOR RE-ELECTION

                       Director since 1986; Member of the class of Directors with term ending in 1998; Chairman, Prudential Asset Management Group from 1993 to January 1995; Executive Vice President, The Prudential Insurance Company of
[PHOTO] America and Prudential Investment Corporation from 1987 to January 1995; Managing Director, Dillon, Read & Company Inc. from 1985 until 1987; from 1984 until 1985, Group Executive of Citicorp and Citibank N.A. and Chairman of Citicorp Venture Capital, Ltd; Director of Prudential Equity Investors, Inc.
James W. Stevens
(age 59)

                       Director since 1994; President and Chief Operating Officer of Biogen, Inc. since February 1994; from 1992 to
[PHOTO] 1993, President and Chief Operating Officer of Baxter International; from 1988 to 1992, Executive Vice President of Baxter International; Director of Creative BioMolecules, Inc., Medisense, Inc., and Genovo, Inc.
James R. Tobin
(age 51)
NOMINEE FOR RE-ELECTION

                       Director since 1985; Member of class of Directors with term ending in 1997; Chief Executive Officer and Chairman of the Board of Directors of Biogen, Inc. since 1985 and
[PHOTO] President from 1985 to February 1994; from 1982 to 1985, Group Vice President, Allied Corporation (now Allied-Signal, Inc.) and President, Allied Health and Scientific Products Company; from 1979 through 1980, Executive Vice President, Chief Operating Officer and a Director of Abbott Laboratories, Inc.
James L. Vincent
(age 56)


INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

     The Board has a Compensation and Management Resources Committee, a Finance and Audit Committee, a Stock and Option Plan Administration Committee, a Nominating Committee and a Project Share Committee. The Compensation and Management Resources Committee, whose members in 1995 were

James W. Stevens (Chairman), Roger H. Morley, Phillip A. Sharp and James L. Vincent, makes recommendations to the Board concerning remuneration and benefits for senior executives, and reviews executive development and succession. The Finance and Audit Committee, whose members in 1995 were Harold W. Buirkle (Chairman), Alan Belzer, Roger H. Morley and James R. Tobin, reviews the Company's quarterly and annual financial statements and Annual Report on Form 10-K, considers matters relating to accounting policy and internal controls, reviews the scope of annual audits, recommends independent public accountants to the Board and makes recommendations concerning financial, investment and taxation policies. The Project Share Committee, whose members in 1995 were Phillip A. Sharp (Chairman), Kenneth Murray and James L. Vincent, recommends to the Board stock and stock option awards for scientific consultants. The Stock and Option Plan Administration Committee, whose members in 1995 were Roger H. Morley and James W. Stevens, administers certain stock and stock option plans. In December 1995, the Board of Directors formed a nominating committee to identify, evaluate and nominate candidates to fill Board positions. The members of the Nominating Committee are Alan Belzer (Chairman), Kenneth Murray, Alexander G. Bearn, James W. Stevens and James L. Vincent. The Nominating Committee will consider nominees recommended by the Company's stockholders. Stockholders wishing to nominate a person for election to the Board of Directors must follow the procedures described in the Company's by-laws.


     The Board of Directors and each of the Committees, except for the Project Share Committee and the Nominating Committee, met five times in 1995. The Project Share Committee and the Nominating Committee did not meet in 1995. No Director attended fewer than 75% of the total number of meetings of the Board and of Committees of the Board on which he served during 1995.

     Non-employee members of the Company's Board of Directors receive a $20,000 per year retainer, $1,500 for each Board meeting attended and $500 for attending each meeting of Committees of the Board on which they serve, except for Committee chairmen, who receive $1,000 per Committee meeting attended. Those Directors who are members of the Company's Scientific Board and who are not Company employees also receive an annual consulting fee of $15,000, $1,500 per day for Scientific Board meetings, and $500 per day for each full working day spent in the Company's laboratories, except for the Chairman of the Scientific Board whose annual consulting fee in 1995 was $60,000. Directors who are not members of the Company's Scientific Board are eligible to participate in the Company's 1985 Non-Qualified Stock Option Plan (the "1985 Plan"). Directors who are members of the Scientific Board are eligible to participate in the Company's 1987 Scientific Board Stock Option Plan. Directors may defer all or part of their cash compensation pursuant to the Company's Voluntary Board of Directors Savings Plan.

                        RATIFICATION OF THE SELECTION OF
                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP, independent accountants, to examine the financial statements of the Company for the year ending December 31, 1996. Price Waterhouse examined the Company's financial statements for the year ended December 31, 1995. If the stockholders do not ratify the selection of Price Waterhouse as the Company's independent accountants, the Board of Directors will reconsider its selection. The Company expects that representatives of Price Waterhouse will attend the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                                SHARE OWNERSHIP

     The following table sets forth information as of April 3, 1996 concerning the ownership of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares of Common
Stock, each current member of the Board of Directors, each of the executive officers named in the Summary Compensation Table included in this Proxy
Statement and all current Directors and executive officers as a group. Except as otherwise noted, the persons or entities identified have sole voting and investment power with respect to their shares.


                                                                          SHARES BENEFICIALLY
                                                                                 OWNED
                                                                        ------------------------
NAME AND ADDRESS**                                                      NUMBER(1)     PERCENT(1)
- ------------------                                                      ---------     ----------
Alexander G. Bearn....................................................     28,100(2)       *
Alan Belzer...........................................................     35,000(3)       *
Harold W. Buirkle.....................................................    105,000(4)       *
Roger H. Morley.......................................................     26,000(3)       *
Kenneth Murray........................................................    233,000(5)       *
Phillip A. Sharp......................................................    220,000(6)       *
James W. Stevens......................................................     71,000(7)       *
James R. Tobin........................................................    128,965(8)       *
James L. Vincent......................................................    918,088(9)      2.52%
Joseph M. Davie.......................................................    107,509(10)      *
Kenneth M. Bate.......................................................    153,652(11)      *
Irvin D. Smith........................................................    110,545(12)      *
All executive officers and Directors as a group (18 persons)..........  2,594,899(13)     6.90%
FMR Corp..............................................................  3,757,700(14)    10.53%
  82 Devonshire Street
  Boston, MA 02109
Twentieth Century Companies...........................................  2,700,000(15)     7.57%
  4500 Main Street
  P.O. Box 418210
  Kansas City, MO 64141
Jundt Associates, Inc.................................................  1,952,300(16)     5.47%
  1550 Utica Avenue South
  Suite 950
  Minneapolis, MN 55416


- ---------------
  * Represents beneficial ownership of less than 1% of the Company's outstanding shares of Common Stock.

 ** Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only.

 (1) All references to options in these notes mean those options which are held by the respective person on April 3, 1996 and which are exercisable on April 3, 1996 or become exercisable on or before sixty days after April 3, 1996. The calculation of percentages is based upon the number of shares issued and outstanding at April 3, 1996, plus shares subject to options held by the respective person at April 3, 1996, which are exercisable on April 3, 1996 or become exercisable on or before sixty days after April 3, 1996.

 (2) Includes 28,000 shares which may be acquired pursuant to options.

 (3) Represents shares which may be acquired pursuant to options.

 (4) Includes 31,000 shares which may be acquired pursuant to options.

 (5) Includes 42,000 shares which may be acquired pursuant to options.

 (6) Includes 42,000 shares which may be acquired pursuant to options.

 (7) Includes 61,000 shares which may be acquired pursuant to options.

 (8) Includes 118,285 shares which may be acquired pursuant to options, 125 shares acquired as matching contributions under the Company's 401(k) plan and 200 shares held by Mr. Tobin's children.

 (9) Includes 720,000 shares which may be acquired pursuant to options. Certain of the shares acquired upon exercise of such options are subject to repurchase by the Company under certain circumstances. Includes 1,088 shares acquired as matching contributions under the Company's 401(k) plan. Includes 3,500 shares held by Mr. Vincent's wife.

(10) Includes 107,142 shares which may be acquired pursuant to options and 39 shares acquired as matching contributions under the Company's 401(k) plan.

(11) Includes 153,333 shares which may be acquired pursuant to options and 319 shares acquired as matching contributions under the Company's 401(k) plan.

(12) Includes 110,000 shares which may be acquired pursuant to options and 141 shares acquired as matching contributions under the Company's 401(k) plan.

(13) Includes 1,927,592 shares which may be acquired pursuant to options. Does not include shares which may be purchased in 1996 by executive officers who are currently participants in the 1983 Employee Stock Purchase Plan. Includes 3,980 shares acquired as matching contributions under the Company's 401(k) plan.


(14) FMR Corp. ("FMR") is a parent holding company. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, is the beneficial owner of 3,451,400 shares as a result of acting as an investment adviser to various investment companies. Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR, is the beneficial owner of 276,500 shares as a result of its serving as an investment manager of institutional accounts. Also included are 29,800 shares held by Fidelity International Limited, of which FMR disclaims beneficial ownership. FMR and Edward C. Johnson 3d, through their control of Fidelity and FMTC, have sole power to dispose of the shares beneficially owned by Fidelity and FMTC and sole power to vote 103,500 of the shares beneficially owned by FMTC. The above information was reported on Schedule 13G as of December 31, 1995.


(15) Twentieth Century Investors, Inc. ("TCI"), the owner of the shares, is an investment company managed by Investors Research Corporation ("IRC"), a registered investment advisor. As a result of its status as investment adviser, IRC may be deemed to be the beneficial owner of the 2,700,000 shares held by TCI. IRC is a wholly-owned subsidiary of Twentieth Century Companies, Inc. ("TCC") which is controlled by James E. Stowers, Jr. Both TCC and Mr. Stowers may also be deemed to be beneficial owners of the shares held by TCI. TCC, IRC and Mr. Stowers each disclaims beneficial ownership of the shares held by TCI. The above information was reported on
     Schedule 13G as of December 31, 1995.

(16) Jundt Associates, Inc. ("Jundt") manages accounts for the benefit of its clients. Jundt exercises sole dispositive power over all of the shares. Jundt has sole voting power over 1,335,700 of the shares. The above information was reported on a Schedule 13G as of February 8, 1996.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the Company's Chief
Executive Officer and the four other most highly compensated executive officers
(the "Named Executive Officers") during the three fiscal years ended December
31, 1995.

SUMMARY COMPENSATION TABLE


                                                                             LONG-TERM
                                                                            COMPENSATION
                                        ANNUAL COMPENSATION                 ------------
                           ----------------------------------------------      SHARES
NAME AND PRINCIPAL                                         OTHER ANNUAL      UNDERLYING       ALL OTHER
POSITION                   YEAR    SALARY       BONUS     COMPENSATION(1)    OPTIONS(#)    COMPENSATION(2)
- ------------------         ----   --------     --------   ---------------   ------------   ---------------
James L. Vincent.........  1995   $775,000     $365,000       $      0         300,000         $33,809
  Chairman and Chief       1994    700,000      350,000              0               0          25,431
  Executive Officer        1993    635,000      310,000              0               0          21,139

James R. Tobin...........  1995    430,000      245,000         94,690          40,000           4,123
  President and Chief      1994    338,470(3)   235,000        150,098         440,000           3,217
  Operating Officer        1993        N/A          N/A            N/A             N/A             N/A

Joseph M. Davie..........  1995    282,000       55,000         25,000               0           4,790
  Vice President --        1994    260,000       73,000         47,805               0           1,783
  Research                 1993    190,000(3)    75,000         99,987         250,000             892

Kenneth M. Bate..........  1995    262,000       60,000         20,000          18,000           3,335
  Vice President --        1994    242,000       63,000         20,000          25,000           3,335
  Marketing and Sales      1993    220,000       72,000         25,640          25,000           3,207

Irvin D. Smith...........  1995    241,000       69,000              0               0           2,310
  Vice President --        1994    225,000       61,000         81,323               0           2,310
  International(4)         1993    144,324(3)    70,000         98,241          25,000             909


- ---------------

(1) Other Annual Compensation in 1995 for Mr. Tobin, Dr. Davie and Mr. Bate includes the portion of payments made under a contingent bonus and mortgage loan forgiveness program in connection with their hiring which became vested during the last fiscal year in the amount of $92,696, $25,000 and $20,000, respectively. Other Annual Compensation for Mr. Tobin includes $1,109 in relocation expense payments and $885 in payments to cover taxes on relocation expense reimbursement.


(2) All Other Compensation for Mr. Vincent, Mr. Tobin, Dr. Davie, Mr. Bate and Dr. Smith includes the dollar value of matching contributions made in shares of the Company's Common Stock during the last fiscal year under the Company's 401(k) plan in the amount of $2,250, $2,250, $2,115, $2,250 and
    $2,250, respectively, and matching amounts of less than $100 per officer made by the Company under its non-qualified Voluntary Executive Supplemental Savings Plan for compensation in excess of the amount that may be taken into account under the 401(k) plan. All Other Compensation also includes, for each of the named individuals except Dr. Smith, the dollar value of premiums paid by the Company during the last fiscal year with respect to term life insurance for their benefit under an executive life insurance program in the amount of $31,499 for Mr. Vincent, $1,813 for Mr. Tobin, $2,675 for Dr. Davie and $1,025 for Mr. Bate.

(3) Includes compensation only for the period of the year during which the individual was employed by the Company.

(4) Dr. Smith was Vice President -- Development Operations during 1995.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options granted to the Named Executive Officers in 1995.

                                                                                                      POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                                                VALUE AT ASSUMED
- -----------------------------------------------------------------------------------------------          ANNUAL RATES OF
                                   NUMBER OF        % OF TOTAL                                             STOCK PRICE
                                     SHARES          OPTIONS                                            APPRECIATION FOR
                                   UNDERLYING        GRANTED                                             OPTION TERM(2)
                                    OPTIONS        TO EMPLOYEES       EXERCISE       EXPIRATION     -------------------------
NAME                               GRANTED(1)     IN FISCAL YEAR     PRICE($/SH)        DATE          5%($)          10%($)
- ----                               ----------     --------------     -----------     ----------     ----------     ----------
James L. Vincent.................    300,000           26.60          53.938          9/22/05       10,176,395     25,788,984
James R. Tobin...................     40,000            3.55          53.938          9/22/05        1,356,853      3,438,531
Joseph M. Davie..................          0            0               N/A             N/A            N/A            N/A
Kenneth M. Bate..................     18,000            1.60          53.938          9/22/05          610,584      1,547,339
Irvin D. Smith...................          0            0               N/A             N/A            N/A            N/A

- ---------------

(1) All options listed were granted pursuant to the 1985 Plan at the market price on the date of grant and have a ten-year term. The options granted to Mr. Tobin and Mr. Bate vest annually in six installments commencing one year from the date of grant. The options granted to Mr. Vincent are immediately exercisable, but the shares are subject to repurchase by the Company under certain conditions and for a specified period.

(2) The potential realizable values for all stockholders at the assumed annual rates of stock price appreciation of 5% and 10% would be $1,370,455,803 and $3,473,004,079, respectively. These values assume increases in the value of the shares of Common Stock outstanding at December 29, 1995 at the stated percentages over a ten-year period from an initial value of $61.375, the average of the high and low sales prices of the Company's Common Stock on December 29, 1995.




AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth information regarding options held by the Named Executive Officers of the Company in 1995.


                                                                    NUMBER OF SHARES                VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                                                   OPTIONS AT YEAR-END                 AT YEAR-END(1)
                          SHARES ACQUIRED        VALUE        -----------------------------     -----------------------------
NAME                      ON EXERCISE(#)       REALIZED       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ----                      ---------------     -----------     -----------     -------------     -----------     -------------
James L. Vincent........      299,000         $11,250,120       720,000                0        $14,277,015(2)   $        0
James R. Tobin..........            0                   0        61,142          418,858            889,560       5,967,920
Joseph M. Davie.........            0                   0        71,428          178,572          2,455,357       6,138,393
Kenneth M. Bate.........       25,000             785,937       153,333           74,667          5,295,000       1,429,491
Irvin D. Smith..........       10,000             288,750       110,000                0          3,817,500               0


- ---------------

(1) The value of unexercised in-the-money options at year-end assumes a fair market value for the Company's Common Stock of $61.375, the average of the high and low sales prices of the Company's Common Stock on December 29, 1995.

(2) Options granted to Mr. Vincent vest immediately, but the shares issuable upon exercise of the options are subject to repurchase by the Company under certain conditions and for a specified period.

PENSION PLAN

     The Company has a defined benefit pension plan in which all permanent U.S. employees participate as of the first day of the quarter following date of hire. Effective April 1, 1996, the pension formula changed to an account balance approach. At the end of each plan year, a basic credit ranging from 2% to 15% of compensation, based on participant's age and pay, is added to a participant's account balance. In addition, a participant may receive a supplemental credit equal to 3% (or the basic credit, if less) times compensation during the year over the participant's Social Security covered compensation level. Account balances grow each year at a specified rate of interest equal to the average of the One-Year Treasury Bill (T-bill) rate for the prior year plus 1%. The plan's interest credit will never be less than 5.25% nor more than 10%. The total account balance is converted to a monthly pension at retirement. Alternatively, a participant may elect to receive his or her account balance as a lump sum as early as age 55. For 1995 and earlier years, the benefit formula provided at different times varying amounts of benefit accrual. Each person who was a participant on or before October 31, 1986 (the date at which the plan changed from a defined contribution to a defined benefit plan) will receive a pension of not less than the value of his or her account balance as of such date, plus interest at the rate of 8%. A participant's interest in the plan is subject to a graded vesting schedule based on years of service with Biogen and fully vests after seven years of service.

     The Company also maintains the Biogen Supplemental Executive Retirement Plan ("SERP"). For certain executive officers, the SERP benefit formula provides for each year of participation 1.5% of compensation during the year up to the Social Security taxable wage base for such year and 2.5% of compensation above the wage base. This benefit formula preserves for SERP participants the level of retirement benefits provided under the pension plan's benefit formula before its amendment effective in 1989 to comply with the Tax Reform Act of 1986. The SERP also provides benefits that, due to tax law limits, cannot be paid from the pension plan.

     The following table shows estimated annual benefits payable upon retirement
(age 65) for life under the pension plan and the SERP. These estimates assume that an employee will work for the Company until normal retirement age with no change from 1995 compensation and that the Social Security taxable wage base in 1996 of $62,700 will not change.

CURRENT SALARY
PLUS BONUS                            15           20           25            30             35
- ----------                         --------     --------     --------     ----------     ----------
$ 200,000........................  $ 66,000     $ 88,000     $110,000     $  132,000     $  154,000
   300,000.......................   103,000      137,000      171,000        206,000        240,000
   400,000.......................   140,000      186,000      233,000        280,000        326,000
   500,000.......................   178,000      237,000      296,000        356,000        415,000
   600,000.......................   215,000      286,000      358,000        430,000        501,000
   700,000.......................   253,000      337,000      421,000        506,000        590,000
   800,000.......................   290,000      386,000      483,000        580,000        676,000
   900,000.......................   328,000      437,000      546,000        656,000        765,000
 1,000,000.......................   365,000      486,000      608,000        730,000        851,000
 1,100,000.......................   403,000      537,000      671,000        806,000        940,000
 1,200,000.......................   440,000      586,000      733,000        880,000      1,026,000
 1,300,000.......................   478,000      637,000      796,000        956,000      1,115,000
 1,400,000.......................   515,000      686,000      858,000      1,030,000      1,201,000

     The (i) current pensionable earnings (salary and bonus), (ii) current years of service, and (iii) projected total service at age 65 are as follows for each of the executive officers named in the compensation and option tables: Mr. Vincent ($1,140,000, 10.5 years, 19 years (projected)); Mr. Tobin ($675,000, 2.0 years, 16.0 years (projected)); Dr. Davie ($337,000, 3.0 years, 11.5 years (projected)); Mr. Bate $322,000, 5.5 years, 26 years (projected)); and Dr. Smith ($310,000, 4.5 years, 5.5 years (projected)).

EMPLOYMENT ARRANGEMENTS WITH THE COMPANY AND CERTAIN TRANSACTIONS

     Mr. Tobin, Dr. Davie, Mr. Bate and Dr. Smith have employment agreements with the Company under which they receive executive life insurance and tax preparation services. Dr. Davie's, Mr. Bate's and Dr. Smith's employment agreements each further provides for compensation in the event of termination by the Company, other than for cause, in the amount of base salary and certain medical benefits, for twelve months or until alternative employment is obtained, if earlier. Mr. Tobin's agreement provides for payment of $2.5 million, reduced by any profit from his exercise of vested stock options, in the event his employment terminates under certain circumstances. Mr. Vincent has an agreement under which he receives term life, disability, and personal liability insurance, personal income tax return preparation and tax audit services. Mr. Vincent's agreement also provides for a minimum bonus of 25% of base salary if his performance is satisfactory. In addition, Mr. Vincent will be entitled to receive the discounted present value of an amount equal to compensation for 30 months following non-cause termination (whether by the Company, or in certain cases, by Mr. Vincent) based on his last annual salary and bonus, together with the amount of certain excise taxes imposed on such termination payments.

     In connection with the hiring of certain executives, the Company has granted bonuses contingent upon the executive's continued employment over a period of years. The Company has also, in the ordinary course of its business, made loans to certain executive officers and other key employees in connection with their hiring to facilitate their relocation to the area.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1995, the members of the Compensation and Management Resources Committee, which determines cash remuneration and benefits for senior executives and reviews executive development and succession, were James W. Stevens (Chairman), Roger H. Morley, Phillip A. Sharp and James L. Vincent, the Chairman of the Board and Chief Executive Officer of the Company.

                    JOINT REPORT ON COMPENSATION PHILOSOPHY
                       BY THE COMPENSATION AND MANAGEMENT
                       RESOURCES COMMITTEE AND STOCK AND
                      OPTION PLAN ADMINISTRATION COMMITTEE

     The success of Biogen's mission, to move from a development-stage company to a fully-integrated pharmaceutical company, will depend heavily on its ability to recruit, motivate and retain senior executives with demonstrated talent and managerial leadership skills typically gained from successful experiences in positions of greater scope and responsibility in pharmaceutical and other industry settings. A competitive compensation program is a crucial part of the Company's effort to fulfill its mission. The Biogen executive compensation program consists of three parts: base salary and benefits, annual bonus and stock options. The Company's target for total compensation is to be competitive with Fortune 500 pharmaceutical companies, which typically results in Biogen pay levels at or above the 75th percentile of the biotechnology industry. In

1995, the total compensation package paid to executive officers, other than the Chief Executive Officer, was slightly above average compared to the major biotechnology companies with respect to cash compensation, and above average with respect to the value of stock options granted. Individual compensation decisions are made with reference to progress toward goals tailored for Biogen's stage of development, rather than traditional measures of a company's performance, such as short-term earnings per share, which often do not relate to the successful execution of the strategy which Biogen is pursuing.

BASE SALARY AND BENEFITS

     Company philosophy is to maintain executive base salary at a competitive level sufficient to recruit individuals possessing the skills and values necessary to achieve the Company's vision and mission over the long term. Determinations of appropriate base salary levels and other compensation elements are generally made through participation in a variety of industry surveys and studies, as well as by monitoring developments in key industries such as the pharmaceutical industry. Periodic adjustments in base salary relate to competitive factors and to individual performance evaluated against pre-established objectives. Executive officers are also entitled to participate in benefit plans generally available to employees and receive executive life insurance and other benefits as described elsewhere in this Proxy Statement.

ANNUAL BONUS

     The Compensation and Management Resources Committee of the Board, in its discretion, may award bonuses to executive officers, and the Company pays bonuses based on each executive officer's performance goals. The intent of the annual bonus is to motivate and reward performance of senior executives measured against distinct and clearly articulated goals in light of the competitive compensation practices of the biotechnology industry. The goals vary with responsibilities and are based on individual milestones rather than overall measures of the Company's performance. In 1995, these goals included achievement of certain clinical milestones with respect to early stage product candidates, completion of certain key regulatory filings relating to AVONEX(TM) interferon beta-1a ("AVONEX(TM)"), a positive recommendation of the Advisory Committee of the FDA with respect to AVONEX(TM), accomplishment of key steps in the building of a sales and marketing organization to sell AVONEX(TM), completion of key systems necessary to support sales of AVONEX(TM), acquisition of new technologies (gene therapy), completion of certain milestones related to manufacturing capacity, and progress on certain other steps necessary for the Company to achieve its goal of becoming a fully-integrated pharmaceutical company.

STOCK OPTIONS

     Stock options are a fundamental element in the total compensation program because they emphasize long-term Company performance as measured by creation of stockholder value and foster a community of interest between stockholders and employees. Accordingly, the Company believes that the use of stock options is preferable to other forms of stock compensation such as restricted stock. Options are granted to all permanent full-time employees, and particularly to key employees likely to contribute significantly to the Company. In determining the size of an option grant to an executive officer, the Company considers not only competitive factors, changes in responsibility and the executive officer's achievement of individual pre-established goals, but also the number and terms of options previously granted to the officer. In addition, the Company usually makes a significant grant of options when an executive officer joins the Company. The size of option grants to executive officers is determined by the Stock and Option Plan Administration Committee.

     Options are granted, as a matter of Company policy, at 100% of the fair market value on the date of grant. The Company generally awards options to officers on employment and at regular intervals, but other awards may be made. Some of the Company's stock option plans also provide for granting options to members of the Board of Directors and the Scientific Board. Options granted to employees generally vest over periods ranging from six to seven years after grant.

CEO COMPENSATION

     The compensation of Biogen's Chief Executive Officer reflects the Company's philosophy. Mr. Vincent has extensive pharmaceutical industry experience and was hired in 1985 from one of the nation's largest corporations at a time when Biogen's financial condition and prospects were considerably weaker than today. The terms of his employment, which included his initial stock option grants, were structured to provide significant incentives to contribute to the Company's success. Under those terms, he receives a base salary that increases based on inflation and his performance, and an annual bonus computed as a percentage of base salary based on a minimum bonus of 25% of base salary when his performance is satisfactory, with a significantly higher bonus when his performance is more than satisfactory.

     Mr. Vincent's compensation is not formula-based but rather is determined by the Board based upon the recommendation of the Compensation and Management Resources Committee and the Stock and Option Plan Administration Committee based on the Committees' assessment of Mr. Vincent's performance and review of data showing the compensation of Mr. Vincent's peers in the pharmaceutical industry. Mr. Vincent's performance is evaluated by the Committees by considering various factors, including the breadth of Mr. Vincent's responsibilities and progress made by the Company toward becoming a fully-integrated pharmaceutical company as measured by the Committees' assessment of the performance of the key departments. In 1995, the Company's progress and the quality of Mr. Vincent's performance were reflected in the positive recommendation of the Advisory Committee of the FDA with respect to AVONEX(TM), the quality and efficiency of the Company's preparation for anticipated launch of AVONEX(TM) and achievements in other areas such as facilities expansion, financial management and new technology access (gene therapy).

     In determining whether to grant Mr. Vincent options, the Board and the Committees consider not only competitive factors and Mr. Vincent's performance but also the number and terms of options previously granted. In recognition of his performance in light of the factors discussed above and as an additional incentive for the future, Mr. Vincent was granted a significant number of stock options in late 1995.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)

     Internal Revenue Code Section 162(m) ("Section 162(m)") precludes a public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest paid officers. At such time as this provision would impact the Company, the Board and Committees will assess the practical effect on executive compensation and determine what action, if any, is appropriate.

COMMITTEES' ROLES

        The stock option plans for senior executives are administered by the Stock and Option Plan Administration Committee (consisting in 1995 of Messrs. Morley and Stevens) of the Board of Directors. Other compensation decisions for senior executives are made by the Compensation and Management Resources Committee or, in the case of the Chief Executive Officer, by the Board based on recommendations from that Committee.

                                        James W. Stevens, Chairman, Compensation
                                           and Management Resources Committee
                                        Roger H. Morley
                                        Phillip A. Sharp
                                        James L. Vincent


                                TRADING REPORTS

        The Company's officers, directors and greater-than-ten-percent stockholders are required to file reports of ownership and change of ownership with the Securities and Exchange Commission under the Securities Exchange
Act of 1934. Based solely on information provided to the Company by the individual directors, officers and ten percent stockholder, the Company believes that, during the fiscal year ended December 31, 1995, all such parties complied with all applicable filing requirements except for late reporting of the following transactions: (i) transfer of 4,566 shares by Timothy Kish, Vice President-Finance and Chief Financial Officer, (ii) sale of 7,000 shares by Harold Buirkle, a Director, and (iii) sale of 20,000 shares by Kenneth Murray, a Director.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock during a period commencing on December 31, 1990 and ending December 31, 1995 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the period; by
(ii) the share price at the beginning of the period) with the cumulative return of the Standard & Poor's 500 Stock Index and the NASDAQ Pharmaceutical Stocks Total Return Index. The NASDAQ Pharmaceutical Stocks Total Return Index, which is calculated and supplied by NASDAQ, represents all companies trading on NASDAQ under the Standard Industrial Classification (SIC) Code for pharmaceutical, including biotechnology, companies. Biogen has not paid dividends, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

                                                    NASDAQ
      Measurement Period                        Pharmaceutical
    (Fiscal Year Covered)           BIOGEN           Index         S&P 500
1990                                 100              100            100
1991                                 138              265            126
1992                                 162              221            132
1993                                 138              197            141
1994                                 144              148            139
1995                                 212              271            187

                     AMENDMENT TO INCREASE NUMBER OF SHARES
                           OF AUTHORIZED COMMON STOCK

     On February 16, 1996, the Board of Directors unanimously approved and recommended to the stockholders an amendment to the Articles of Organization of the Company to increase the number of shares of authorized Common Stock from 55,000,000 shares to 110,000,000 shares.

PURPOSE


     The principal purpose of the proposed amendment to the Articles of Organization is to create a sufficient reserve of shares of Common Stock for future needs of the Company. If the amendment is approved, the newly authorized shares will be available for issuance by the Board of Directors, without further stockholder approval, for any proper corporate purpose, which may include payment of stock dividends, subdivision of outstanding shares through stock splits, issuance of shares pursuant to any options, warrants or other rights which may be issued in the future, issuance of shares in a public or private offering or issuance of shares in a corporate acquisition or an acquisition of property. The proposed amendment would give the Board of Directors the flexibility to act promptly when it determines that issuance of additional shares is in the best interest of the Company. The Company currently has no arrangements or understandings with respect to the issuance of additional shares other than for corporate transactions in the ordinary course of business and pursuant to the Company's stock option and other employee benefit plans. As of April 3, 1996, 35,676,525 shares of Common Stock were issued and outstanding and an aggregate of 7,765,305 shares of Common Stock were reserved for issuance under the Company's stock option and other employee benefit plans.


EFFECT

     Issuance of additional shares may have a dilutive effect on existing stockholders. Under certain circumstances, issuance of additional shares may also make it more difficult for a person to merge with or gain control of the Company.

VOTE

     The affirmative vote of a majority of the outstanding shares entitled to vote at the Meeting is required to approve an amendment to the Articles of Organization. The Board of Directors believes that the amendment is advisable. THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF ORGANIZATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK FROM 55,000,000 SHARES TO 110,000,000 SHARES.

                                 MISCELLANEOUS

PROPOSALS OF STOCKHOLDERS

     To be included in the Company's 1997 Proxy Statement for consideration at the Annual Meeting of Stockholders to be held in 1997, stockholder proposals must be received by the Company, marked for the attention of the "Vice President-General Counsel," not later than December 12, 1996.

SOLICITATION AND VOTING OF PROXIES

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Directors, officers and other employees of the Company may also solicit proxies by telephone, telegram, fax and personal solicitation. No additional compensation will be paid to any Director, officer or employee for such solicitation. The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The Company will reimburse brokerage firms and other persons representing beneficial owners of the Company's Common Stock for their expenses in forwarding proxy material to such beneficial owners. The Company has hired D.F. King & Co., Inc. to act as its proxy solicitation agent for the Meeting at a cost of approximately $5,000.

     Stockholders of record on April 8, 1996, will be entitled to vote at the meeting on the basis of one vote for each share held. If a stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. Unless authority to vote for any of the proposals is withheld, the shares represented by the enclosed proxy will be voted for such proposals. With respect to the matters to be acted on at the Meeting, abstentions and broker non-votes will neither count for nor against the proposal to be voted upon. For all proposals, abstentions and broker non-votes will be counted toward determination of a quorum.

INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the securities laws that might incorporate future filings, including this Proxy Statement, in whole or in part, the reports of the compensation and stock option committees and the performance graph included in this Proxy Statement shall not be incorporated by reference into any such filings.

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented to the Meeting. If other business is properly brought before the Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:

                                          /s/ Michael J. Astrue
                                          ---------------------
                                          Michael J. Astrue
                                          Clerk
Cambridge, Massachusetts
April 12, 1996

                         [Paste up Map to be Supplied]

                              DIRECTIONS TO BIOGEN

     FROM LOGAN AIRPORT & BOSTON                       FROM NORTH OR SOUTH
Take Sumner Tunnel to Expressway (Rte.        Rte. 93 to Storrow Drive. Take Storrow
93). Go up ramp for 1/4 mile following        Drive to exit marked Kendall Square. Go
signs for Storrow Drive. Take Storrow         across Longfellow Bridge over Charles
Drive to left exit marked Kendall Square.     River and follow straight...
Go across Longfellow Bridge over Charles
River and follow straight. Marriott Hotel            FROM WALTHAM AND RTE. 2
will be 1 1/2 blocks down on left...          Rte. 2 to Memorial Drive eastbound. (You
                                              will pass Harvard University, The B.U.
             FROM "T"                         Bridge, The Mass Ave. Bridge and MIT.)
Take "T" to Kendall Square/MIT stop. Walk     After passing MIT, STAY TO THE RIGHT. Take
straight up stairs...                         left at lights (Kendall Square) onto
                                              Binney Street. Take left at 2nd light onto
                                              Third St. Proceed to end and turn right
                                              onto Broadway...

             FROM MASS AVE.,
Follow Mass Ave. onto Main Street. Take
left onto Ames Street at Legal Seafood...

        FROM WEST AND MASS PIKE
Take Mass Pike to exit 18 (Cambridge/
Allston/Brighton exit). After toll, bear right (Cambridge/Somerville). Go straight across River Street Bridge. Turn right onto Memorial Drive eastbound. After passing MIT, STAY TO THE RIGHT. Take left at first set of lights (2nd Kendall Square sign) onto Binney Street. Take left at 2nd light onto Third Street. Proceed to end and turn right onto Broadway...

              [LOGO]



  NOTE: UPON REACHING KENDALL SQUARE, PLEASE REFER TO KENDALL SQUARE CAMBRIDGE
                               CENTER DETAIL MAP
            FOR BIOGEN BUILDING LOCATIONS AND PARKING INSTRUCTIONS.

                                     [LOGO]

                              12 CAMBRIDGE CENTER
                              CAMBRIDGE, MA 02142

                            NOTICE OF ANNUAL MEETING
                              AND PROXY STATEMENT

                                  MEETING DATE
                                  MAY 31, 1996

                                 BIOGEN, INC.

                              PROXY SOLICITED BY
                    THE BOARD OF DIRECTORS OF BIOGEN, INC.
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 31, 1996

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 12, 1996, and does hereby appoint James L. Vincent and Michael J. Astrue, and each of them, proxies of the undersigned with all the powers the undersigned would possess if personally present and with full power of substitution in each of them, to appear and vote all shares of Common Stock of Biogen, Inc., a Massachusetts corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Friday, May 31, 1996 at 10:00 a.m. at the Company's offices located at 12 Cambridge Center, Cambridge, MA 02142.

        The shares represented hereby will be voted as directed herein. IN EACH CASE IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR PROPOSALS 2 AND 3 BELOW. AS TO ANY OTHER MATTER, SAID PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT. THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE VOTING THEREOF.

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

Please vote, date and sign on other side and return promptly in enclosed envelope.

Please sign this proxy exactly as your name appears on the reverse side. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign and where more than one name appears, a majority must sign. If a Corporation, this signature should be that of an authorized officer who should state his or her title.

Has your address changed?                  Do you have any comments?

- ----------------------------------         ------------------------------------

                                 [Reverse Side]

Please mark votes as in this example /x/

Biogen Inc.

Record date shares:


1. ELECTION OF DIRECTORS

/ / FOR nominees listed below          / / WITHHOLD         / / FOR all except


NOMINEES: Roger H. Morley, Phillip A. Sharp and James R. Tobin for a three year term ending at the Annual Meeting of Stockholders in 1999 and until their successors are duly elected and qualified or their earlier resignation or removal.

Roger H. Morley, Phillip A. Sharp and James R. Tobin.

If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and strike a line through the nominee's name. Your shares will be voted for the remaining nominees.

2. To ratify the selection by the Company's Board of Directors of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1996.

        / / FOR                 / / AGAINST             / / ABSTAIN

3. To approve an amendment to the Company's Articles of Organization to increase the number of authorized shares of Common Stock from 55,000,000 shares to 110,000,000 shares.

        / / FOR                 / / AGAINST             / / ABSTAIN


Mark box at right if comments or address change have been noted on the reverse side of the card. / /


                                Date:                           , 1996
                                     ---------------------------

Please be sure to sign
and date this Proxy
                                --------------------------------------
                                                Signature


                                --------------------------------------
                                                Signature


Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted, then sign the card, detach it and return your proxy vote in the enclosed envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 31, 1996.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Biogen, Inc.